THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of February 14, 2017 (the “Effective Date”), among Rexford Industrial Realty, L.P., a Maryland limited partnership (“Borrower”), Rexford Industrial Realty, Inc., a Maryland corporation (“Parent”), each Lender that is a signatory hereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, “Administrative Agent”) and a Lender.
R E C I T A L S
A.Reference is hereby made to that certain Credit Agreement dated as of January 14, 2016 (as modified, amended, renewed, extended, or restated from time to time, the “Credit Agreement”), executed by Borrower, Parent, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent (Administrative Agent and Lenders are individually referred to herein as a “Credit Party” and collectively referred to herein as the “Credit Parties”).

B.Borrower, Parent, Administrative Agent and the Lenders party hereto desire to modify certain provisions contained in the Credit Agreement, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Terms and References. Unless otherwise stated in this Amendment (a) terms defined in the Credit Agreement have the same meanings when used in this Amendment, and (b) references to “Sections” are to the Credit Agreement’s sections.

2.Amendments to the Credit Agreement.

(a)Section 1.01 of the Credit Agreement is hereby amended to delete the following definitions in their entirety and replace such definitions with the following:

“Acceptable Ground Lease” means each ground lease with respect to any Unencumbered Property executed by a member of the Consolidated Group, as lessee, (a) that has a remaining lease term (including extension or renewal rights) of at least twenty-five (25) years, calculated as of the date such Property becomes an Unencumbered Property, (b) that is in full force and effect, (c) is transferable and assignable either without the landlord’s prior consent or with such consent, which, however, will not be unreasonably withheld or conditioned by landlord, and (d) pursuant to which (i) no default or terminating event exists thereunder, and (ii) no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event thereunder.
“Adjusted EBITDA” means, as of any date, an amount equal to (a) the product of (i) EBITDA for the Consolidated Group for the last fiscal quarter of the most recently ended Calculation Period, multiplied by (ii) four (4) minus (b) the aggregate Annual Capital Expenditure Adjustment for all Properties owned or leased (as ground lessee) by the Consolidated Group as of the last day of such Calculation Period; provided that for purposes of this definition, in the case of any acquisition or Disposition of any direct or indirect interest in any Property (including through the acquisition or Disposition of Equity Interests) by the Consolidated Group after the first day of such fiscal quarter, EBITDA and the aggregate Annual Capital Expenditure Adjustment will be adjusted in a manner reasonably acceptable to Administrative Agent (A) in the case of an acquisition, (I) by adding to EBITDA an amount equal to the acquired Property’s actual EBITDA (computed as if such Property was owned by the Consolidated Group for the entire fiscal quarter) generated during the portion of such fiscal quarter that such Property was not owned by the Consolidated Group, and (II) by treating such Property as being owned on the last day of such fiscal quarter, and (B) in the case of a Disposition, (I) by subtracting from EBITDA an amount equal to the actual EBITDA generated by such Property so disposed of during such fiscal quarter (computed as if such Property was Disposed of by the Consolidated Group prior to the first day of such fiscal quarter) and (II) by treating such Property as not being owned on the last day of such fiscal quarter.
“Capitalization Rate” means six and one-quarter of one percent (6.25%).
“Consolidated Group” means the Loan Parties and their consolidated Subsidiaries, as determined in accordance with GAAP.
“EBITDA” means, for the Consolidated Group, for any period, an amount (without duplication) equal to (a) Net Income of the Consolidated Group for such period, in each case, excluding (i) any non-recurring or extraordinary gains and losses for such period (including gains and losses on Dispositions not made in the ordinary course of business), (ii) any income or gain and any loss or expense in each case resulting from early extinguishment of Indebtedness, and (iii) any income or gain or any expense or loss resulting from a Swap Contract (including by virtue of a termination thereof), plus (b) an amount which, in the determination of Net Income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (including amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, (iii) depreciation and amortization, (iv) amounts deducted as a result of the application of FAS 141, (v) non-cash losses and expenses, and (vi) adjustments as a result of the straight lining of rents, all as determined in accordance with GAAP, plus (c) without duplication of amounts included in clauses (a) and (b) above with respect to Unconsolidated Affiliates, the amounts described in clauses (a) and (b) above of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate, minus (d) all cash payments made during such period on account of non-cash losses and expenses added to EBITDA pursuant to clause (b)(v) above in a previous period.
“Eligible Unencumbered Property” means, as of any date, each Property that meets the following criteria:
(a)such property is primarily an industrial, light manufacturing, mixed or flex property;

(b)such Property is located within the United States;

(c)such Property is Wholly-Owned by Borrower or a Subsidiary that is a Subsidiary Guarantor (unless the Subsidiary Guarantors are released pursuant to Section 5.02) in fee simple or leased pursuant to an Acceptable Ground Lease;

(d)if such Property is owned by a Subsidiary of Borrower that is not a Wholly-Owned Subsidiary, then (i) Borrower owns, directly or indirectly, at least ninety percent (90%) of the issued and outstanding Equity Interests of such Subsidiary, free and clear of any Liens (other than Permitted Liens), and (ii) such Subsidiary is Controlled (including control over operating activities of such Subsidiary and the ability of such Subsidiary to Dispose of, grant Liens in, or otherwise encumber assets, incur, repay and prepay Indebtedness, provide Guarantees and make Restricted Payments, in each case without any requirement for the consent of any other Person) exclusively by Borrower and/or one or more Subsidiaries of Borrower that are either Wholly-Owned Subsidiaries or Subsidiaries that satisfy the requirements of this clause (d);

(e)neither such Property nor any direct or indirect Equity Interests held by a member of the Consolidated Group in any Subsidiary that owns such Property is encumbered by or subject to any Lien, springing or contingent Lien, or Negative Pledge (other than Permitted Liens);

(f)if such Property is owned by a Subsidiary, then neither such Subsidiary nor any direct or indirect Subsidiaries of Parent that are holders of Equity Interests in such Subsidiary may incur, Guarantee, or otherwise be liable for any Indebtedness (other than Unsecured Debt that is permitted under this Agreement);

(g)except for restrictions set forth herein, in the Tax Matters Agreement, and in any future tax sharing agreement containing substantially the same restrictions as are set forth in the Tax Matters Agreement,

Borrower or the applicable Subsidiary that owns such Property has the right to (i) Dispose of such Property, and (ii) create a Lien on such Property as security for Indebtedness of Borrower or such Subsidiary without the need to obtain any unfettered or entirely discretionary consent or approval by any Person;

(h)such Property is not unimproved land or property under development; and

(i)such Property is substantially free of all structural defects or major architectural deficiencies, title defects, material environmental conditions which are not being mitigated in accordance with applicable Law or present a material risk of economic impairment or liability beyond customary levels of environmental impact typically encountered with improved real property used for industrial or light manufacturing purposes, or other adverse matters that would materially impair the value of such Property.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Fixed Charges” means, for the Consolidated Group, on a consolidated basis, for any period, the sum (without duplication) of (a) Interest Expense required to be paid in cash during such period, plus (b) scheduled principal payments on account of Indebtedness of the Consolidated Group (excluding any balloon payments on any Indebtedness, but only to the extent that the amount of such balloon payment is greater than the scheduled principal payment immediately preceding such balloon payment), plus (c) Restricted Payments paid in cash (other than to a member of the Consolidated Group) with respect to preferred Equity Interests of any member of the Consolidated Group, plus (d) the amounts described in clauses (a) and (b) above of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate, all for such period; provided that Fixed Charges for any such period shall be adjusted on a pro forma basis in a manner reasonably acceptable to Administrative Agent to reflect any Indebtedness incurred, assumed, repaid, retired or defeased, as the case may be, in connection with the acquisition or Disposition of any direct or indirect interest in any Property (including through the acquisition or Disposition of Equity Interests) by the Consolidated Group during such period as though such Indebtedness was incurred, assumed, repaid, retired or defeased, as the case may be, on the first day of such period.
“Indebtedness” means, for any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such instruments or agreements support financial, rather than performance, obligations;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables that are not past due for more than ninety (90) days, unless such obligations are being contested in good faith);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, provided, however, that preferred Equity Interests shall not be included as Indebtedness unless such Equity Interests are required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
“Negative Pledge” means a provision of any agreement (other than this Agreement and any agreement in favor of the holders of Indebtedness that is pari passu with the Obligations that only prohibits creation of a Lien on Unencumbered Properties on terms no more onerous in any material respect than those set forth in this Agreement) that prohibits the creation of any Lien on any assets of a Person; provided, however, that the following shall not constitute a “Negative Pledge” for purposes of this Agreement: (a) an agreement that establishes a maximum ratio of Unsecured Debt to unencumbered assets, or of Secured Debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets; and (b) any requirement for the grant in favor of the holders of any Unsecured Debt of an equal and ratable Lien in connection with a pledge of any property or asset to secure the Obligations.
“Tangible Net Worth” means, for the Consolidated Group as of any date, (a) total equity on a consolidated basis determined in accordance with GAAP, minus (b) all intangible assets on a consolidated basis determined in accordance with GAAP plus (c) all accumulated depreciation determined in accordance with GAAP.
“Total Asset Value” means, for the Consolidated Group as of any date, the sum of (without duplication) the following: (a) an amount equal to (i)(A) the aggregate Net Operating Income from all Properties owned or leased (as ground lessee) by the Consolidated Group for the then most recently ended Calculation Period, minus Net Operating Income attributable to all Properties that were sold or otherwise Disposed of during then most recently ended Calculation Period minus (B) the Annual Capital Expenditure Adjustment with respect to such Properties, divided by (ii) the Capitalization Rate; provided that in no event shall the amounts calculated in this clause (a) for any Property be less than zero (0); plus (b) in the case of any Property that is owned or leased (as ground lessee) for more than one (1) full fiscal quarter but less than four (4) full fiscal quarters, at Borrower’s election (which election shall be irrevocable) either (x) an amount equal to (i)(A) the Net Operating Income from such Property for the period from the first day of the first full fiscal quarter during which such Property was owned and operated through the end of the last fiscal quarter in the most recently ended Calculation Period, divided by the number of quarters in such period and multiplied by four (4) minus (B) the Annual Capital Expenditure Adjustment with respect to such Property, divided by (ii) the Capitalization Rate, or (y) the aggregate undepreciated book value in accordance with GAAP of such Property; provided that in no event shall the amounts calculated in this clause (b) for any Property be less than zero (0); plus (c) the aggregate undepreciated book value in accordance with GAAP of all Properties owned or leased (as ground lessee) by the Consolidated Group for less than one (1) full fiscal quarter and all unimproved land holdings, mortgage or mezzanine loans, notes receivable and/or construction in progress owned by the Consolidated Group; plus (d) without duplication of the amounts included in clauses (a), (b), and (c) above with respect to Unconsolidated Affiliates, the amounts described in clauses (a), (b), and (c) above of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate; plus (e) all Unrestricted Cash; provided that the aggregate amount of Total Asset Value attributable to Investments in unimproved land holdings, construction in progress, mortgages, mezzanine loans, notes receivable and Unconsolidated Affiliates shall be limited to thirty-five percent (35%) of Total Asset Value (with any such excess being excluded from the calculation of Total Asset Value).
“Unencumbered Interest Coverage Ratio” means, as of any date, the ratio of (a) Unencumbered NOI to (b) Unsecured Interest Expense; provided that (i) for purposes of clause (a) of this definition, in the case of any acquisition or Disposition of any direct or indirect interest in any Unencumbered Property (including through the acquisition or Disposition of Equity Interests) by the Consolidated Group during the most-recently ended Calculation Period, Unencumbered NOI will be adjusted in a manner reasonably acceptable to Administrative Agent (A) in the case of an acquisition, by adding thereto an amount equal to the acquired Unencumbered Property’s actual Unencumbered NOI (computed as if such Unencumbered Property was owned by the Consolidated Group for the entire Calculation Period) generated during the portion of such Calculation Period that such Unencumbered Property was not owned by the Consolidated Group, and (B) in the case of a Disposition, by subtracting therefrom an amount equal to the actual Unencumbered NOI generated by such Unencumbered Property so disposed of during such Calculation Period (computed as if such Unencumbered Property was Disposed of by the Consolidated Group prior to the first day of such Calculation Period) and (ii) for purposes of clause (b) of this definition, Unsecured Interest Expense for the most-recently ended Calculation Period shall be adjusted on a pro forma basis in a manner reasonably acceptable to Administrative Agent to reflect any Unsecured Debt incurred, assumed, repaid, retired or defeased, as the case may be, in connection with the acquisition or Disposition of any direct or indirect interest in Unencumbered Property (including through the acquisition or Disposition of Equity Interests) by the Consolidated Group during such Calculation Period as though such Unsecured Debt was incurred, assumed, repaid, retired or defeased, as the case may be, on the first day of such Calculation Period.
“Unsecured Interest Expense” means, as of any date of determination, Interest Expense on the Total Unsecured Debt for the most recently ended Calculation Period.
(b)Clause (d) of the definition of “Excluded Taxes” is amended to remove the reference to “U.S. federal withholding” such that clause (d) reads as follows:
(d) any Taxes imposed pursuant to FATCA.
(c)Section 7.20 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.20    OFAC. Neither Parent, nor any of its Subsidiaries, nor, to the knowledge of Parent and the Loan Parties, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority with jurisdiction over Parent or any of its Subsidiaries, or (c) located, organized or resident in a Designated Jurisdiction.
(d)Section 7.21 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.21    Anti-Corruption Laws. Parent and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption or anti-bribery legislation in other jurisdictions applicable to Parent or any of its Subsidiaries and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(e)Section 8.14 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.14    REIT Status. Parent shall have elected to be taxed as a REIT for its taxable year ending December 31, 2013 and will at all times continue to operate in a manner to qualify for taxation as a REIT.
(f)Section 8.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.16    Anti-Corruption Laws. Each of Parent, Borrower and each Loan Party shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act

2010, and other similar anti-corruption or anti-bribery legislation in other jurisdictions having jurisdiction over Parent, Borrower or any other Loan Party, and maintain policies and procedures designed to promote and achieve compliance with such laws.
(g)Section 9.02 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.02    Investments. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, make any Investments, except:
(a)Investments held by a member of the Consolidated Group on the Closing Date and listed on Schedule 9.02;

(b)Investments held by a member of the Consolidated Group in the form of cash or cash equivalents;

(c)advances to officers, directors and employees of a member of the Consolidated Group in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)Investments of any member of the Consolidated Group in any other member of the Consolidated Group;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Investments in income producing Properties and assets incidental thereto (including Investments in Equity Interests of Persons who own such Properties and assets);

(g)Investments in unimproved land holdings and construction in progress (including Investments in the Equity Interests of Persons who own such unimproved land holdings and construction in progress);

(h)Investments in mortgages, mezzanine loans and notes receivable (including Investments in the Equity Interests of Persons who own such mortgages, mezzanine loans and notes receivable);

(i)Investments in Unconsolidated Affiliates; and

(j)additional Investments in an aggregate amount not to exceed $5,000,000.
(h)Section 9.05 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.05    Restricted Payments. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)each Subsidiary may make Restricted Payments to Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)each member of the Consolidated Group may declare and make dividend payments or other distributions, and may make other Restricted Payments, in each case payable solely in the common stock or other common Equity Interests of such Person or of Parent;

(c)so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, each member of the Consolidated Group may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from an issue of new shares of its common stock or other Equity Interests within ninety (90) days before such Restricted Payment;
(d)Borrower may make Restricted Payments to Parent and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, in amounts sufficient to permit Parent to make, and Parent may make, Restricted Payments, for any twelve (12)- month period, not to exceed an amount equal to the greater of: (i)(A) ninety-five percent (95%) multiplied by (B) Funds From Operations for such period and (ii) the aggregate amount of Restricted Payments required to be made by Parent in order for it to (A) maintain its REIT status and (B) avoid the payment of federal or state income or excise tax; provided that to the extent a Default is then-existing or would result from the making of such Restricted Payment by Parent (other than a Default specified in Sections 10.01(f) or 10.01(g) or a Default that has resulted in Administrative Agent exercising its remedies under Section 10.02(b), in which case no Restricted Payments otherwise permitted under this clause (d) may be made), Borrower may only make Restricted Payments to Parent and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, in amounts sufficient to permit Parent to make, and Parent may make, Restricted Payments in the minimum amount required in order for Parent to (A) maintain its REIT status and (B) avoid the payment of federal or state income or excise tax;
(e)any member of the Consolidated Group may make non-cash Restricted Payments in connection with employee, trustee and director stock option plans or similar employee, trustee and director incentive arrangements; and
(f)so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, with respect to an equity award granted pursuant to an equity incentive compensation plan to any current or former director, employee, independent contractor or other service provider, in each case, of any of Parent, Borrower or Subsidiary thereof, (i) the withholding of Equity Interests to satisfy any applicable withholding Tax obligations and/or exercise or purchase price, (ii) the repurchase or acquisition by Parent or Borrower of such entity’s Equity Interests or (iii) the grant, award, modification or payment of any such equity award.

(i)Section 9.13(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(d)    Minimum Tangible Net Worth. Permit Tangible Net Worth, at any time, to be less than the sum of (i) $760,740,750, and (ii) an amount equal to seventy‑five percent (75%) of the net equity proceeds received by Parent after September 30, 2016 (other than any such proceeds that are received within ninety (90) days before or after any redemption of Equity Interests of Parent or Borrower permitted hereunder).
(j)Section IV of Schedule 1 to Exhibit D of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
IV.    Section 9.13(d) – Minimum Tangible Net Worth.
A.    $760,740,750:    $
B.    Net equity proceeds received by Parent after September 30, 2016
(excluding any such proceeds that are received within 90 days before or after any redemption of equity of Parent or
Borrower permitted under the Agreement)
multiplied by 75%:    $
C.    Minimum Tangible Net Worth (Line IV.A plus Line IV.B):    $
D.    Tangible Net Worth as of the Statement Date:    $

E.	[Excess][Deficiency] for covenant compliance

(Line IV.D minus Line IV.C):    $

(k)Section 9.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.15    Anti-Corruption Laws. No Loan Party shall directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption or anti-bribery legislation in other jurisdictions which have jurisdiction over the Loan Parties.
(l)Section V of Schedule 1 to Exhibit D of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

V.    Section 9.13(e) – Minimum Fixed Charge Coverage Ratio.

A.	Adjusted EBITDA for the fiscal quarter ending on the
Statement Date multiplied by four (4):
$
B.    Fixed Charges for the Calculation Period:    $

C.	Fixed Charge Coverage Ratio (Line V.A divided by Line V.B): _______ to 1.0
Minimum required:    1.50 to 1.0
(m)Section VII of Schedule 1 to Exhibit D of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
VII.    Section 9.13(g) – Unencumbered Interest Coverage Ratio.

A.	Unencumbered NOI for the Calculation Period: $

B.	Unsecured Interest Expense for the Calculation Period: $

C.	Unencumbered Interest Coverage Ratio
(Line VII.A divided by Line VII.B):     _______ to 1.0
Minimum required:    1.75 to 1.0
3.Amendments to other Loan Documents.

(a)All references in the Loan Documents to the Credit Agreement shall henceforth include references to the Credit Agreement, as modified and amended hereby, and as may, from time to time, be further amended, modified, extended, renewed, and/or increased.
(b)Any and all of the terms and provisions of the Loan Documents are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications set forth herein.

4.Conditions Precedent. This Amendment shall not be effective unless and until:

(a)Administrative Agent receives fully executed counterparts of this Amendment signed by the Loan Parties and the Required Lenders and acknowledged by Administrative Agent;
(b)the representations and warranties in the Credit Agreement, as amended by this Amendment, and each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the date of this Amendment as though made as of the date of this Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 7.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01;
(c)after giving effect to this Amendment, no Default exists; and
(d)Borrower pays the reasonable fees, charges and disbursements of a single counsel (and appropriate local counsel) for Administrative Agent.

5.Ratifications. Each of Borrower and Parent (a) ratifies and confirms all provisions of the Loan Documents as amended by this Amendment, (b) ratifies and confirms that all guaranties, assurances, and liens granted, conveyed, or assigned to the Credit Parties under the Loan Documents are not released, reduced, or otherwise adversely affected by this Amendment and continue to guarantee, assure, and secure full payment and performance of all present and future Obligations, and (c) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents, and certificates as Administrative Agent may request in order to create, perfect, preserve, and protect those guaranties, assurances, and liens.

6.Representations. Each of Borrower and Parent represents and warrants to the Credit Parties that as of the date of this Amendment: (a) this Amendment has been duly authorized, executed, and delivered by each Loan Party; (b) no action of, or filing with, any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution, delivery, and performance by any Loan Party of this Amendment, except for actions or filings which have been duly obtained, taken, given or made and are in full force and effect; (c) the Loan Documents, as amended by this Amendment, are valid and binding upon each Loan Party and are enforceable against each Loan Party in accordance with their respective terms, except as limited by Debtor Relief Laws and by general principles of equity; (d) the execution, delivery, and performance by each Loan Party of this Amendment do not (i) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any material Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (ii) violate in any material respect any Law; (e) all representations and warranties in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers therein), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 7.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01; (f) no Default exists; and (g) no amendments have been made to the Organization Documents of (i) Borrower or Parent since September 30, 2016 or (ii) any Loan Party other than Borrower or Parent since June 30, 2016, except for any Subsidiary Guarantors that became Subsidiary Guarantors after June 30, 2016, in which case no amendments have been made to the Organization Documents of such Subsidiary Guarantors since the date such Subsidiary Guarantors became Subsidiary Guarantors.

7.Continued Effect. Except to the extent amended hereby, all terms, provisions and conditions of the Credit Agreement and the other Loan Documents, and all documents executed in connection therewith, shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

8.Miscellaneous. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed -- and its performance enforced -- under New York law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document, and (f) delivery of an executed counterpart of a signature page to this Amendment by telecopier, electronic mail or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Amendment.

9.Parties. This Amendment binds and inures to Borrower, Parent and the Credit Parties and their respective successors and permitted assigns.

10.Entireties. The Credit Agreement as amended by this Amendment represents the final agreement between the parties about the subject matter of the Credit Agreement as amended by this Amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

EXECUTED as of the date first stated above.

BORROWER:

REXFORD INDUSTRIAL REALTY, L.P.,
a Maryland limited partnership
By:	REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation,
its General Partner

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer and Secretary

PARENT:

REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation,

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer and Secretary

ADMINISTRATIVE AGENT:

PNC BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:		/s/ Nicolas Zitelli
	Name:	Nicolas Zitelli
	Title	Senior Vice President

LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a
Lender

By:		/s/ Nicolas Zitelli
	Name:	Nicolas Zitelli
	Title	Senior Vice President

CAPITAL ONE NATIONAL ASSOCIATION, as a
Lender

By:		/s/ Frederick H. Denecke
	Name:	Frederick H. Denecke
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a
Lender

By:		/s/ Tony Park
	Name:	Tony Park
	Title:	Vice President

To induce the Credit Parties that are parties hereto to enter into this Amendment, each of the undersigned hereby (a) consents and agrees to the execution and delivery of this Amendment and the terms and conditions hereof, (b) agrees that this Amendment in no way releases, diminishes, impairs, reduces, or otherwise adversely affects any guaranties, assurances, or other obligations or undertakings of any of the undersigned under any Loan Documents, and (c) waives notice of acceptance of this Amendment, which Amendment binds each of the undersigned and their respective successors and permitted assigns and inures to the benefit of the Credit Parties and their respective successors and permitted assigns.

GUARANTORS:

REXFORD INDUSTRIAL - 228TH STREET, LLC
REXFORD INDUSTRIAL - 2980 SAN FERNANDO, LLC
REXFORD INDUSTRIAL - 301 N FIGUEROA, LLC
REXFORD INDUSTRIAL - 3233 MISSION OAKS, LLC
REXFORD INDUSTRIAL - 9615 NORWALK, LLC
REXFORD INDUSTRIAL - ALTON, LLC
REXFORD INDUSTRIAL - HINDRY, LLC
REXFORD INDUSTRIAL - INDUSTRY WAY, LLC
REXFORD INDUSTRIAL - NELSON, LLC
REXFORD INDUSTRIAL - SDLAOC
REXFORD INDUSTRIAL - VANOWEN, LLC
RIF I - MONROVIA, LLC
RIF I - MULBERRY, LLC
RIF I - Valley Blvd., LLC
RIF II - BLEDSOE AVENUE, LLC
RIF II - CROCKER, LLC
RIF II - EASY STREET, LLC
RIF II - FIRST AMERICAN WAY, LLC
RIF II - LA JOLLA SORRENTO BUSINESS PARK, LLC
RIF II - ORANGETHORPE LLC
RIF II - ORANGETHORPETIC, LLC
RIF II - PIONEER AVENUE, LLC
RIF III - 157TH STREET, LLC
RIF III - ARCHIBALD, LLC
RIF III - AVENUE STANFORD, LLC
RIF III - BROADWAY, LLC

By:	REXFORD INDUSTRIAL REALTY, L.P.
a Maryland limited partnership,
its Sole and Managing Member

By:	REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation
its General Partner

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer

RIF III - EMPIRE LAKES, LLC
RIF III - IMPALA, LLC
RIF III - SANTA FE SPRINGS, LLC
RIF III - YARROW DRIVE, LLC
RIF III - YARROW DRIVE II, LLC
RIF IV - BURBANK, LLC
RIF IV - CENTRAL AVENUE, LLC
RIF IV - CORNERSTONE, LLC
RIF IV - EAST 46TH STREET, LLC
RIF IV - ENFIELD, LLC
RIF IV - GLENDALE, LLC
RIF IV - GRAND, LLC
RIF IV - HARBOR WARNER, LLC
RIF IV - LONG CARSON, LLC
RIF IV - NEWTON, LLC
RIF IV - POINSETTIA, LLC
RIF IV - SAN GABRIEL, LLC
RIF IV - WEST 33RD STREET, LLC
RIF V - 240TH STREET, LLC
RIF V - 3360 SAN FERNANDO, LLC
RIF V - ARROW BUSINESS CENTER, LLC
RIF V - ARROYO, LLC
RIF V - BENSON, LLC
RIF V - CALVERT, LLC
RIF V - CAMPUS AVENUE, LLC
RIF V - DEL NORTE, LLC
RIF V - GGC ALCORN, LLC
RIF V - GLENDALE COMMERCE CENTER, LLC
RIF V - GOLDEN VALLEY, LLC
RIF V - GRAND COMMERCE CENTER, LLC
RIF V - JERSEY, LLC
RIF V - MACARTHUR, LLC
RIF V - NORMANDIE BUSINESS CENTER, LLC
RIF V - ODESSA, LLC
RIF V - PARAMOUNT BUSINESS CENTER, LLC
RIF V - SHOEMAKER INDUSTRIAL PARK, LLC
RIF V - VINEDO, LLC

By:	REXFORD INDUSTRIAL REALTY, L.P.
a Maryland limited partnership,
its Sole and Managing Member

By:	REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation
its General Partner

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer

REXFORD INDUSTRIAL - FAIRVIEW, LLC
REXFORD INDUSTRIAL - GALE, LLC
REXFORD INDUSTRIAL - HOLLAND, LLC
REXFORD INDUSTRIAL - ICON, LLC
REXFORD INDUSTRIAL - WESTERN, LLC

By:	REXR REIT HOLDINGS I, LLC,
a Delaware limited liability company,
its Sole and Managing Member

By:	REXR REIT, INC.,
a Delaware corporation
its Sole and Managing Member

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: President and Treasurer

REXFORD INDUSTRIAL - HARBOR, LLC
REXFORD INDUSTRIAL - JURUPA, LLC
REXFORD INDUSTRIAL - STOWE, LLC

By:	REXR REIT HOLDINGS II, LLC,
a Delaware limited liability company,
its Sole and Managing Member

By:	REXR REIT, INC.,
a Delaware corporation
its Sole and Managing Member

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: President and Treasurer